EXHIBIT 99.1

Hemisphere Media Group Networks Coming to fuboTV

WAPA América, Cinelatino, Pasiones, CentroAméricaTV and Televisión Dominicana To

Launch in the Live TV Streaming Platform’s Latino Plan

MIAMI, FL—January 12, 2022—Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere” or the “Company”), the only publicly traded pure-play U.S. media company targeting the high growth U.S. Hispanic and Latin American markets with leading broadcast, cable television and digital content platforms, today announced that it has struck a multi-year carriage agreement with fuboTV, Inc. (NYSE: FUBO), the leading sports-first live TV streaming platform. As a result of the partnership, all five Hemisphere cable networks—WAPA América*, Cinelatino, Pasiones, CentroAméricaTV and Televisión Dominicana, which serve the U.S. Hispanic/Latino market at large and cater to specific segments within the community with targeted, culturally relevant content—will be available in HD to subscribers of fuboTV’s Latino channel plan in the U.S. and Puerto Rico in Q1 of 2022. The partnership will give subscribers access to the Hemisphere networks’ vast content offering, which includes top-rated news and entertainment programming from Puerto Rico, blockbusters and critically acclaimed films from Mexico, Latin America, Spain, and the Caribbean, hit international telenovelas and drama series, and sports programming and critical news from Central America and the Dominican Republic.

“Virtual MVPD platforms continue to experience robust growth, and we applaud our partners at fuboTV for seeking to offer a comprehensive viewing experience to consumers, particularly Hispanic/Latino viewers, by providing them with the high-quality differentiated content they seek,” said Alan J. Sokol, President and CEO of Hemisphere Media Group. “As content providers, it is imperative to stay at the forefront of new technologies and platforms, growing and developing with them, and so we look to create partnerships that keep us at the vanguard of the industry, simultaneously improving our ability to serve our audiences and deliver on our mission. We are thrilled about this new partnership which further amplifies our offering and allows us to improve our reach in markets populated by the communities we serve.

For further information, visit the fuboTV website.

About Hemisphere Media Group, Inc.

Hemisphere Media Group, Inc. (HMTV) is the only publicly traded pure-play U.S. media company targeting the high-growth U.S. Hispanic and Latin American markets with leading television, streaming and digital content platforms. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, the leading broadcast television network in Puerto Rico, the leading Spanish-language subscription streaming service in the U.S., a Spanish-language content distribution company and has an ownership interest in a leading broadcast television network in Colombia.

Contact Hemisphere: Isabel Nieto / inieto@hemispheretv.com

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*WAPA América is not available in Puerto Rico